Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SoundHound AI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”)	457	(c)	97,231,504	(1)(2)	$6.11	(3)	$594,084,489	0.0000927	$55,072	—	—	—	—
	Equity	Class A Common Stock issuable on exercise of Warrants (defined below)	457	(g)	6,858,000	(1)(2)	$11.50		$78,867,000	0.0000927	$7,311
	Warrants	Warrants to purchase Class A Common Stock	457	(g)	208,000	(4)	—	(5)	—	—	—	—	—	—	—
Fees Previously Paid	—	—	—		—		—		—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—		—	—	—	—	—	—	—

	Total Offering Amounts								$672,951,489		$62,383
	Total Fees Previously Paid										—
	Total Fees Offsets										—
	Net Fee Due										$62,383

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of Class A Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of (i) 56,834,904 shares of Class A common stock, par value $0.0001 per share (the “Class A Shares” or “Class A Common Stock”), of SoundHound AI, Inc. (“SoundHound AI,” “the Company,” “we,” “us” or “our”) held by selling securityholders named in the Registration Statement (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), including the PIPE Shares (as defined in the Registration Statement) and securities held by our officers, directors, EarlyBirdCapital and their and our affiliates, (ii) the resale by certain of our affiliates from time to time of up to 40,396,600 Class A Shares issuable upon conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B Shares” or “Class B Common Stock”), (iii) the resale from time to time of up to 208,000 warrants, each exercisable for one share of Class A Common Stock at a price of $11.50, subject to adjustment (the “Placement Warrants”) and (iv) the issuance by us of up to 6,858,000 Class A Shares upon the exercise of outstanding warrants issued by us as part of (a) the securities sold in the IPO (such warrants, the “Public Warrants”) as well as (b) upon exercise of the Placement Warrants (the Public Warrants collectively with the Placement Warrants, the “Warrants”).
(3)	With respect to shares of Class A Common Stock described in clause (a) of footnote 2 above, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low prices of the Class A Shares as reported on The Nasdaq Stock Market LLC on May 12, 2022 of $6.11 (which was within 5 business days of the date that the S-1 was first filed). With respect to shares of Class A Common Stock described in clause (b) of footnote 2 above, estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the Warrants of $11.50 per share.
(4)	Represents the resale of 208,000 Placement Warrants.
(5)	In accordance with Rule 457(i), the entire registration fee for the Placement Warrants is allocated to the shares of Class A Common Stock underlying the Placement Warrants, and no separate fee is payable for the Placement Warrants